CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2010, accompanying the financial statements of Michigan Insured Municipals Income Trust, Series 190 and Virginia Investors' Quality Tax-Exempt Trust, Series 97 (included in Van Kampen Unit Trusts, Municipal Series 553) as of February 28, 2010, and for each of the three years in the period then ended and the financial highlights for the period from March 17, 2005 (date of deposit) through February 28, 2006 and for each of the four years in the period ended February 28, 2010, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-122792) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2010